Exhibit 99.01

Presentation of Revised Segment Financial Information

In first quarter 2010, the Company transferred certain intermediates product lines from the Performance Polymers segment to the Performance Chemicals and Intermediates segment to improve optimization of manufacturing assets supporting the three raw material streams that supply the Company’s downstream businesses.   The revised segment composition reflects how management views and evaluates operations.

Segment sales and operating results, as presented below, were reclassified for the above change.  The following tables reflect the revision of selected financial information for each of the years ended December 31, 2009, 2008, 2007, 2006, and 2005, respectively, on the new basis (in millions):

As Reported
	2009	2008	2007	2006	2005

Performance Chemicals and Intermediates
Sales	$1,330	$2,160	$2,095	$1,659	$1,560
Operating Earnings	63	153	220	132	143

Performance Polymers
Sales	$719	$1,074	$1,413	$1,971	$1,987
Operating Earnings (Loss)	(66)	(57)	(207)	68	159

Revised
	2009	2008	2007	2006	2005

Performance Chemicals and Intermediates
Sales	$1,398	$2,443	$2,191	$1,749	$1,651
Operating Earnings	48	150	229	138	142

Performance Polymers
Sales	$651	$791	$1,317	$1,881	$1,896
Operating Earnings (Loss)	(51)	(54)	(216)	62	160

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